Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. CONCLUDES
REVIEW OF STRATEGIC ALTERNATIVES

HOUSTON, TEXAS, November 13, 2007— Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today announced that after a comprehensive review, its Board of Directors has concluded its review of strategic alternatives.  During the course of this review, the Company and its financial advisors solicited and received several preliminary offers to purchase the Company.  No definitive offers were received where the potential buyer had established that sufficient financing was currently available to complete a transaction.

Bois d'Arc also announced that the Board of Directors has authorized an open market share repurchase plan for the purchase of up to $100.0 million of its common shares in open market and private transactions.  The implementation and execution of the plan, including the number of shares to be purchased, is subject to business and market conditions as well as obtaining the requisite approval from its lenders.

M. Jay Allison, Bois d'Arc's Chairman, commented "Bois d'Arc and its Board conducted an extensive process of evaluating strategic alternatives during a period of uncertainty in the financing markets.  After carefully reviewing other strategic alternatives, our Board believes that the best option for our shareholders is to continue to pursue our established and successful business plan augmented by a repurchase of shares."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico.  The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".